Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Timothy A. Bonang, Vice President, Investor Relations, or

Carlynn Finn, Senior Manager, Investor Relations

(617) 796-8320

Select Income REIT Announces 2013 Second Quarter Results

Newton, MA (August 1, 2013): Select Income REIT (NYSE: SIR) today announced financial results for the quarter and six months ended June 30, 2013.  SIR completed its initial public offering, or IPO, on March 12, 2012.  Prior to completing its IPO, SIR and its properties were wholly owned by CommonWealth REIT (NYSE: CWH); accordingly, SIR’s historical results of operations for the six months ended June 30, 2013 are not comparable to results for the six months ended June 30, 2012.

Results for the Quarter Ended June 30, 2013:

Normalized funds from operations, or Normalized FFO, for the quarter ended June 30, 2013 were $30.2 million, or $0.77 per share, compared to Normalized FFO for the quarter ended June 30, 2012 of $19.0 million, or $0.61 per share.

Net income was $22.8 million, or $0.58 per share, for the quarter ended June 30, 2013, compared to $15.3 million, or $0.49 per share, for the same quarter last year.

SIR’s weighted average number of common shares outstanding was 39,287,977 and 31,200,000 for the quarters ended June 30, 2013 and 2012, respectively.

A reconciliation of net income determined according to U.S. generally accepted accounting principles, or GAAP, to funds from operations, or FFO, and Normalized FFO for the quarters ended June 30, 2013 and 2012 appears later in this press release.

Results for the Six Months Ended June 30, 2013:

Normalized FFO for the six months ended June 30, 2013 were $60.1 million, or $1.53 per share, compared to Normalized FFO for the six months ended June 30, 2012 of $39.5 million, or $1.78 per share.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Net income was $45.4 million, or $1.16 per share, for the six months ended June 30, 2013, compared to $33.0 million, or $1.49 per share, for the six months ended June 30, 2012.

SIR’s weighted average number of common shares outstanding was 39,285,299 and 22,202,000 for the six months ended June 30, 2013 and 2012, respectively.

A reconciliation of net income, determined according to GAAP, to FFO and Normalized FFO for the six months ended June 30, 2013 and 2012 appears later in this press release.

Occupancy and Leasing Results:

As of June 30, 2013, 95.5% of SIR’s total rentable square feet was leased, compared to 95.6% leased as of June 30, 2012, and 95.8% leased as of March 31, 2013.

SIR entered into new leases for approximately 51,000 square feet and lease renewals for approximately 1,000 square feet during the quarter ended June 30, 2013, which had combined weighted average rental rates that were approximately 38.0% above prior rents for the same leasable space.  The weighted average lease term for leases entered into during the second quarter of 2013 was 16.0 years.  Commitments for tenant improvements, leasing commission costs and concessions for leases entered into during the quarter ended June 30, 2013 totaled approximately $437,000, or approximately $0.53 per square foot per year of the weighted average lease term.  All leasing activity during the quarter ended June 30, 2013 occurred at SIR’s properties located in Hawaii.

During the quarter ended June 30, 2013, SIR also executed two rent resets at properties located in Hawaii for approximately 69,000 square feet of land at combined weighted average reset rates that were approximately 57.0% higher than prior rates.

Investment Activities:

In July 2013, SIR acquired a single tenant, net leased office property located in Richmond, VA with 310,950 square feet.  This property is 100% leased to MeadWestvaco Corporation for 10.0 years. The purchase price was $143.6 million, excluding closing costs.

Financing Activities:

In July 2013, SIR sold 10,500,000 common shares in a public offering at a price of $28.25 per share for net proceeds of approximately $283.7 million. The net proceeds from this offering were used to partially repay amounts outstanding under SIR’s revolving credit facility and for general business activities, including the acquisition described above.

Conference Call:

On Thursday August 1, 2013, at 1:00 p.m. Eastern Time, David Blackman, President and Chief Operating Officer, and John Popeo, Treasurer and Chief Financial Officer, will host a conference call to discuss the second quarter 2013 financial results.

The conference call telephone number is (800) 553-0358.  Participants calling from outside the United States and Canada should dial (612) 332-0802.  No pass code is necessary to access either call.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through 11:59 p.m. Eastern Time on Thursday, August 8, 2013.  To hear the replay, dial (800) 475-6701 or, if calling from outside the United States, dial (320) 365-3844.  The replay pass code is 296761.

A live audio webcast of the conference call will also be available in a listen only mode on SIR’s website, which is located at www.sirreit.com.  Participants wanting to access the webcast should visit SIR’s website about five minutes before the call.  The archived webcast will be available for replay on SIR’s website for about one week after the call.  The transcription, recording and retransmission in any way of SIR’s second quarter conference call are strictly prohibited without the prior written consent of SIR.

Supplemental Data:

A copy of SIR’s Second Quarter 2013 Supplemental Operating and Financial Data is available for download at SIR’s website, www.sirreit.com.  SIR’s website is not incorporated as part of this press release.

Select Income REIT is a real estate investment trust, or REIT, which owns properties that are primarily net leased to single tenants.  As of June 30, 2013, SIR owned 272 properties with a total of approximately 25.4 million square feet located in 19 states, including 229 properties with approximately 17.8 million square feet which are primarily leasable industrial and commercial lands located on the island of Oahu, HI.  SIR is headquartered in Newton, MA.

Please see the pages attached hereto for a more detailed statement of SIR’s operating results and financial condition and for an explanation of SIR’s calculation of FFO and Normalized FFO.

Select Income REIT

Condensed Consolidated Statements of Income

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues:
Rental income	$38,706	$23,754	$76,164	$47,828
Tenant reimbursements and other income	7,240	4,166	13,642	7,679
Total revenues	45,946	27,920	89,806	55,507

Expenses:
Real estate taxes	5,159	3,677	9,785	7,318
Other operating expenses	3,852	2,023	7,100	3,800
Depreciation and amortization	7,295	3,021	13,960	5,794
Acquisition related costs	156	675	689	675
General and administrative	2,957	1,634	5,676	3,038
Total expenses	19,419	11,030	37,210	20,625

Operating income	26,527	16,890	52,596	34,882

Interest expense (including amortization of debt premiums and deferred financing fees of $385, $258, $721 and $311, respectively)	(3,779)	(1,632)	(7,252)	(1,969)
Equity in earnings of an investee	79	74	155	74
Income before income tax expense	22,827	15,332	45,499	32,987
Income tax expense	(40)	—	(80)	—
Net income	22,787	15,332	45,419	32,987

Weighted average common shares outstanding	39,288	31,200	39,285	22,202

Net income per common share	$0.58	$0.49	$1.16	$1.49

Select Income REIT

Funds from Operations and Normalized Funds from Operations(1)

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net income	$22,787	$15,332	$45,419	$32,987
Plus: depreciation and amortization	7,295	3,021	13,960	5,794
FFO	30,082	18,353	59,379	38,781
Plus: acquisition costs	156	675	689	675
Normalized FFO	$30,238	$19,028	$60,068	$39,456

Weighted average common shares outstanding	39,288	31,200	39,285	22,202

Per common share
FFO	$0.77	0.59	$1.51	1.75
Normalized FFO	$0.77	0.61	$1.53	1.78

(1) SIR calculates FFO and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, or NAREIT, which is net income, calculated in accordance with GAAP, plus real estate depreciation and amortization, as well as other adjustments currently not applicable to SIR. SIR’s calculation of Normalized FFO differs from NAREIT’s definition of FFO because SIR excludes acquisition related costs.  SIR considers FFO and Normalized FFO to be appropriate measures of operating performance for a REIT, along with net income, operating income and cash flow from operating activities. SIR believes that FFO and Normalized FFO provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO and Normalized FFO may facilitate a comparison of its operating performance between periods and between SIR and other REITs. FFO and Normalized FFO are among the factors considered by SIR’s Board of Trustees when determining the amount of distributions to SIR’s shareholders. Other factors include, but are not limited to, requirements to maintain SIR’s status as a REIT, limitations in SIR’s revolving credit facility and term loan agreements, the availability of debt and equity capital to SIR, SIR’s expectation of its future capital requirements and operating performance, and SIR’s expected needs and availability of cash to pay its obligations. FFO and Normalized FFO do not represent cash generated by operating activities in accordance with GAAP and should not be considered as alternatives to net income, operating income or cash flow from operating activities, determined in accordance with GAAP, or as indicators of SIR’s financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of SIR’s needs. SIR believes that FFO and Normalized FFO may facilitate an understanding of SIR’s consolidated historical operating results. These measures should be considered in conjunction with net income, operating income and cash flow from operating activities as presented in SIR’s Condensed Consolidated Statements of Income and Comprehensive Income and Condensed Consolidated Statements of Cash Flows. Other REITs and real estate companies may calculate FFO and Normalized FFO differently than SIR does.

Select Income REIT

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	June 30,	December 31,
	2013	2012
ASSETS
Real estate properties:
Land	$691,796	$675,092
Buildings and improvements	754,985	620,686
	1,446,781	1,295,778
Accumulated depreciation	(56,023)	(46,697)
	1,390,758	1,249,081

Acquired real estate leases, net	98,440	95,248
Cash and cash equivalents	12,286	20,373
Restricted cash	42	42
Rents receivable, net of allowance for doubtful accounts of $690 and $644, respectively	45,919	38,885
Deferred leasing costs, net	5,589	4,816
Deferred financing costs, net	5,791	5,517
Due from related persons	141	585
Other assets	21,807	16,105
Total assets	$1,580,773	$1,430,652

LIABILITIES AND SHAREHOLDERS’ EQUITY
Revolving credit facility	$235,000	$95,000
Term loan	350,000	350,000
Mortgage notes payable	27,471	27,778
Accounts payable and accrued expenses	19,346	19,703
Assumed real estate lease obligations, net	19,771	20,434
Rents collected in advance	5,762	6,518
Security deposits	9,635	9,335
Due to related persons	1,864	1,701
Total liabilities	668,849	530,469

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $0.01 par value: 75,000,000 and 50,000,000 shares authorized, respectively, 39,292,592 and 39,282,592 shares issued and outstanding, respectively	393	393
Additional paid in capital	877,108	876,920
Cumulative net income	96,668	51,251
Cumulative other comprehensive income	(56)	25
Cumulative common distributions	(62,189)	(28,406)
Total shareholders’ equity	911,924	900,183

Total liabilities and shareholders’ equity	$1,580,773	$1,430,652

(END)